Exhibit 21.1


Interpharm Holdings, Inc.
List of Subsidiaries


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Name of Subsidiary                   Jurisdiction      Ownership Percentage
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Interpharm, Inc.                     New York          100%
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Micro Computer Store, Inc.           New York          100%
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Innovative Business Micros, Inc.     New York          100%
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Logix Solutions, Inc.                Colorado          90%
Saturn Chemical, LLC                 New York          100%
Interpharm Realty, LLC               New York          100%
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